Exhibit 1(r)

BLACKROCK FUNDS VII, INC.

ARTICLES SUPPLEMENTARY

BLACKROCK FUNDS VII, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation is registered as an open-ended company under the Investment Company Act of 1940, as amended, with the authority to issue Two Billion Seven Hundred Million (2,700,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares

BlackRock Asian Dragon Fund
Institutional Common Stock	100,000,000
Investor A Common Stock	100,000,000
Investor C Common Stock	100,000,000
Class K Common Stock	2,000,000,000
Class R Common Stock	200,000,000

Total:	2,500,000,000

The remainder of the authorized capital stock of the Corporation, Two Hundred Million (200,000,000) shares, is not designated or classified as to any class or series. All shares of all classes of the capital stock of the Corporation have a par value of Ten Cents ($0.10) per share and an aggregate par value of Two Hundred Seventy Million Dollars ($270,000,000).

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-105(c) of the Maryland General Corporation Law and the Corporation’s charter, the Board of Directors hereby (a) increases the total number of authorized shares of capital stock of the Corporation by Three Billion Three Hundred Million (3,300,000,000) and (b) designates (i) Five Hundred Million (500,000,000) shares as Institutional Common Stock and Class K Common Stock of each of BlackRock Sustainable U.S. Growth Equity Fund, BlackRock Sustainable U.S. Value Equity Fund, and BlackRock Sustainable International Equity Fund, each a series of the Corporation (collectively, the “New Series”), and (ii) One Hundred Million (100,000,000) shares as Investor A Common Stock of each New Series.

THIRD: After the increase in the number of authorized shares of capital stock of the Corporation and the classification of such shares as set forth herein, the Corporation will have the authority to issue Six Billion (6,000,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares

BlackRock Asian Dragon Fund
Institutional Common Stock	100,000,000
Investor A Common Stock	100,000,000

Investor C Common Stock	100,000,000
Class K Common Stock	2,000,000,000
Class R Common Stock	200,000,000

BlackRock Sustainable U.S. Growth Equity Fund
Institutional Common Stock	500,000,000
Investor A Common Stock	100,000,000
Class K Common Stock	500,000,000

BlackRock Sustainable U.S. Value Equity Fund
Institutional Common Stock	500,000,000
Investor A Common Stock	100,000,000
Class K Common Stock	500,000,000

BlackRock Sustainable International Equity Fund
Institutional Common Stock	500,000,000
Investor A Common Stock	100,000,000
Class K Common Stock	500,000,000

Total:	5,800,000,000

The remainder of the authorized capital stock of the Corporation, Two Hundred Million (100,000,000) shares, is not designated or classified as to any class or series. All shares of capital stock of the Corporation will have a par value of Ten Cents ($0.10) per share and an aggregate par value of Six Hundred Million Dollars ($600,000,000).

FOURTH: The Institutional Common Stock, Investor A Common Stock, and Class K Common Stock of the New Series shall represent the same interest in each New Series and have identical preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption as the other capital stock of the Corporation, except as otherwise set forth in the Corporation’s charter and further except that:

(a)

expenses related to the shareholder servicing of the shares of the Institutional Common Stock, Investor A Common Stock, and Class K Common Stock of each New Series shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class;

(b)

such shareholder servicing expenses borne solely by the shares of Institutional Common Stock, Investor A Common Stock, or Class K Common Stock of each New Series shall be appropriately reflected (in the manner determined by the Board of Directors of the Corporation) in the net asset value, dividends, distribution, and liquidation rights of the shares of such class; and

(c)	in determining the income attributable to the shares of the Institutional Common Stock, Investor A Common Stock, and Class K Common Stock of each New Series,

any general expenses and liabilities of the Corporation allocated by the Board of Directors of the Corporation to the series of the Corporation shall be allocated among all series on the basis of relative net asset values (or on such other basis established by the Board of Directors or officers of the Corporation), and any expenses and liabilities of the Corporation allocated by the Board of Directors of the Corporation to a particular series shall be allocated among the share classes included in such series on the basis of relative net asset values (or on such other basis established by the Board of Directors or officers of the Corporation), except that to the extent permitted by rule or order of the Securities and Exchange Commission, shares shall bear all (1) expenses and liabilities relating to those shares payable under the Corporation’s Distribution and Service Plan with respect to those shares and (2) other expenses and liabilities directly attributable to such shares which the Board of Directors of the Corporation determine should be borne solely by such shares.

FIFTH: These Articles Supplementary shall be effective as of the 11th day of October 2021.

[signatures on the next page]

IN WITNESS WHEREOF, BLACKROCK FUNDS VII, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 6th day of October 2021.

ATTEST:	BLACKROCK FUNDS VII, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer

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